UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

CECO ENVIRONMENTAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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CECO ENVIRONMENTAL CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2016

To the Stockholders of CECO Environmental Corp.

Notice is hereby given that the annual meeting (“Annual Meeting”) of the stockholders of CECO Environmental Corp. (“CECO,” the “Company,” “we,” “us” or “our”) will be held at 14651 N. Dallas Parkway, Suite 118, Dallas, Texas 75254 on May 12, 2016 at 9:00 a.m., Eastern time, for the following purposes:

1.	to elect nine directors;

2.	to ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for fiscal year 2016;

3.	to approve, on an advisory basis, the Company’s named executive officer compensation; and

4.	to transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on March 21, 2016, are entitled to notice of and to vote at the Annual Meeting. We are taking advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to stockholders on the internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our Annual Meeting. Accordingly, we are mailing to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our proxy materials and Annual Report to Stockholders for the year ended December 31, 2015, and to vote online or by telephone.

If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials in the proxy statement.

By Order of the Board of Directors

/s/ Jason DeZwirek
Jason DeZwirek Chairman of the Board of Directors

April 1, 2016

CECO ENVIRONMENTAL CORP.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2016

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of CECO Environmental Corp., a Delaware corporation (“we,” “us,” “CECO” or the “Company”) of proxies to be voted at the annual meeting of stockholders of the Company to be held at 9:00 a.m., Eastern time, at 14651 N. Dallas Parkway, Suite 118, Dallas, Texas 75254, on May 12, 2016, or any postponement or adjournment thereof (the “Annual Meeting”). These proxy solicitation materials and CECO’s Annual Report to stockholders for the year ended December 31, 2015, including related financial statements, were first made available to our stockholders entitled to notice of and to vote at the Annual Meeting on or about April 1, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 12, 2016 — our Annual Report to Stockholders, this proxy statement and the related proxy card are available at www.cecoenviro.com/investors.aspx. The content on any website referred to in this proxy statement is not incorporated by reference into this proxy statement unless expressly noted.

Who Can Vote

Only stockholders of record at the close of business on March 21, 2016, which we refer to as the record date, are entitled to notice of and to attend and vote at the Annual Meeting. As of the record date, there were 33,984,548 outstanding shares of our common stock. Each share of our common stock outstanding on the record date will be entitled to cast one vote at the Annual Meeting.

How You Can Vote

Stockholders of record can simplify their voting by voting their shares via telephone or the Internet. Instructions for voting via telephone or the Internet are described on the Notice of Internet Availability of Proxy Materials. Being a record holder means that the shares are registered in your name, as opposed to the name of your broker or bank. If your shares are held in the name of a bank or broker (in “street name”), the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the proxy card. If you request a paper copy of the proxy materials, please mark your choices on the proxy card and then date, sign and return the proxy card at your earliest opportunity pursuant to the instructions on the proxy card.

You may also vote in person at the meeting. If your shares are held in street name, you can vote at the meeting only if you have a valid proxy from your bank or broker confirming your beneficial ownership of shares of our common stock as of the record date and your authority to vote such shares. Please bring personal photo identification with you to the meeting. If you need directions to the Annual Meeting, please call us at (513) 458-2600.

Revocability of Proxies

Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by Internet, telephone, mail, or in person at the Annual Meeting, another proxy dated as of a later date. Furthermore, you may revoke a proxy by attending the Annual Meeting and voting in person, which will automatically cancel any proxy previously given. Attendance at the Annual Meeting, however, will not automatically revoke any proxy that you have given previously unless you request a ballot and vote in person. If you hold shares through a bank or brokerage firm, you must contact the bank or brokerage firm to revoke any prior voting instructions.

Quorum Required

In order for business to be conducted, a quorum must be represented at the Annual Meeting. The holders of a majority of the outstanding shares of common stock, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Shares represented by a proxy in which authority to vote for any matter considered is “withheld,” a proxy marked “abstain” or a proxy as to which there is a “broker non-vote” (described below) will be considered present at the meeting for purposes of determining a quorum.

Required Vote to Elect Directors

Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the nine nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the nine nominees named in this proxy statement. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

Required Votes to Pass Other Proposals

Proposal 2 (to ratify the selection of BDO USA, LLP as the independent registered public accounting firm of CECO for fiscal year 2016) and Proposal 3 (approval, on an advisory basis, of the Company’s named executive officer compensation), each requires the favorable vote of the majority of shares represented at the Annual Meeting for approval. Although these votes are advisory in nature and are not binding on the Company, the Board will consider the outcomes of these votes in future deliberations. For these proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

Broker Non-Votes

If your shares are held by a bank, broker, or other nominee and you do not provide the bank, broker, or other nominee with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters but cannot vote on non-routine matters.

If the bank, broker, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

When our Inspector of Elections tabulates the votes for any matter, broker non-votes will be counted for purposes of determining whether a quorum is present.

We believe that Proposal 2 (ratification of independent auditors) will be considered “routine” and we do not expect any broker non-votes on this matter.

We believe that Proposal 1 (election of directors) and Proposal 3 (approval, on an advisory basis, of the Company’s named executive officer compensation) will be considered “non-routine,” and banks, brokers, and certain other nominees that hold your shares in street name will not be able to cast votes on these proposals if you do not provide them with voting instructions. Any broker non-votes will have the same effect as a vote against Proposal 3, but will not affect the outcome of Proposal 1 because directors are elected by a plurality of votes cast.

Please provide voting instructions to the bank, broker, or other nominee that holds your shares by carefully following their instructions.

Other Information

If no instructions are indicated on a duly executed and returned proxy, the shares represented by the proxy will be voted FOR the election of the nine nominees for director proposed by the Board and set forth herein, FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for fiscal year 2016, FOR the approval, on an advisory basis, of the Company’s named executive officer compensation and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

The Board has determined that the number of directors shall be nine and, accordingly, the Board has nominated, upon the recommendation of the Nominations and Governance Committee of the Board, the nine persons identified below, which includes Messrs. Mannarino and Sadlowski and Ms. Sachs, to serve as directors to hold office until the next annual meeting or until their successors shall be duly elected and qualified. Arthur Cape, who is currently a member of the Board, has not been nominated for re-election at the Annual Meeting. The names of, and certain information with respect to, the nominees of the Board for election as directors, are set forth below. All nominees are currently CECO directors, except for Ms. Sachs and Mr. Sadlowski. If, for any reason, any nominee should become unable or unwilling to serve as a director, the Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the persons named in the proxy card may exercise their discretion to vote your shares for the substitute nominee. Ms. Sachs and Mr. Sadlowski were identified as potential director nominees by the Nominations and Governance Committee on the recommendation of third parties. Mr. Mannarino was identified as a potential director by the Nominations and Governance Committee on the recommendation of non-management directors and was appointed to the Board in June 2015.

All of our director nominees and directors who served during 2015, other than Jason DeZwirek, Jeffrey Lang and Jonathan Pollack, qualify as independent directors in accordance with the listing requirements of The NASDAQ Stock Market LLC (the “NASDAQ”). The NASDAQ independence definition includes a series of objective tests, including that the director is not an employee of CECO and has not engaged in various types of business dealings with us. In addition, the Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The following table shows information as of April 1, 2016 for each director nominee.

Name	Age	Position with CECO
Jason DeZwirek	45	Chairman of the Board and Director
Jeffrey Lang	59	Chief Executive Officer and Director
Jonathan Pollack	44	Assistant Secretary and Director
Eric Goldberg[2,3]	46	Director
Claudio A. Mannarino[1]	45	Director
Seth Rudin[3]	45	Director
Valerie G. Sachs	60	Director
Dennis Sadlowski	55	Director
Donald A. Wright[1,2]	78	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominations and Governance Committee

The Board believes that the directors and director nominees as a whole will provide the diversity of experience and skills necessary for a well-functioning Board. The Board values highly the ability of individual directors to contribute to a constructive Board environment and the Board believes that the current director nominees, collectively, perform in such a manner. Set forth below is a more complete description of each director’s background, professional experience, qualifications and skills.

Jason DeZwirek became a director of the Company in February 1994 and Chairman of the Board in May 2013. Previously, he served as Secretary of the Company from February 1998 until September 2013. He also serves as a member of the board of directors of several of the Company’s subsidiaries. In 1999, Mr. DeZwirek founded Kaboose Inc., a family focused online media company. Mr. DeZwirek served as the Chairman and CEO of Kaboose Inc. until its sale to Disney Online (a subsidiary of The Walt Disney Company) and Barclays Private Equity Limited in June 2009. Mr. DeZwirek also previously served as a director and corporate secretary of API Technologies Corp. (NASDAQ:ATNY), a prime contractor in electronics, highly engineered systems, secure communications and electronic components and sub-systems for the defense and aerospace industries, from November 2006 through January 2011. Mr. DeZwirek also is and has been involved in private investment activities.

With his experience at Kaboose Inc., Mr. DeZwirek brings broad executive expertise, including operations, technology, management and strategy. Having served as director of the Company for over 21 years, he also has a breadth of knowledge of the overall issues the Company faces.

Jeffrey Lang has served as a director and the Chief Executive Officer since February 2010, as President since September 2013 and in several leadership positions with our subsidiaries since October 2010. From May 2010 until September 2013, Mr. Lang also served as our Chief Operating Officer. Prior to joining the Company, from 2007 until 2009, Mr. Lang was the Executive Vice President, Operating Officer of McJunkin Red Man Corporation, a distributor of pipes, valves and fittings and related services serving the petrochemical, petroleum refining, pulp and paper, oil industry and utilities. From 2006 until 2007, he was the Senior Vice President and Operating Officer of Red Man Pipe and Supply Company, a pipe distribution company, that merged with McJunkin Corporation to form McJunkin Red Man Corporation. Previously, Mr. Lang was employed by Ingersoll Rand Company, a global industrial company, for twenty-five years from 1980 to 2005.

Mr. Lang has over 30 years of executive operating management experience, including international experience. Mr. Lang also brings industrial and energy sector expertise to the Board. As our Chief Executive Officer, he provides the Board with valuable insight on the day-to-day operations of the Company and any current issues it may face.

Jonathan Pollack became a director in May 2011 and has served as Assistant Secretary of the Company since May 2012. He is currently the President of JMP Fam Holdings, Inc., an investment and consulting company. Previously, he served as Executive Vice President of API Technologies Corp. (NASDAQ:ATNY), a prime contractor in electronics, highly engineered systems, secure communications and electronic components and sub-systems for the defense and aerospace industries, from September 2009 and as a director from June 2007 until, in each case, January 2011. Mr. Pollack also served on its audit committee and compensation committee from January 2007 through September 2009. From March 2005 through its sale in June 2009, he served as the Chief Financial Officer and Corporate Secretary of Kaboose Inc. Prior thereto, he worked in investment banking in New York. Mr. Pollack was formerly a director of Hanfeng Evergreen Inc. (TSX:HF) from November 2010 until February 2013 and then was reappointed to the board of directors in February 2014 and served as the lead director until August 2014. Mr. Pollack was formerly a director of Pinetree Capital Ltd. (TSX:PNP) from February 2014 until April 2015 and was formerly a director of Lifebank Corp. (TSX-V:LBK) from November 2003 until September 2012, where he served on the audit committee and compensation committee. Mr. Pollack received a Master’s of Science in Finance from the London School of Economics and a Bachelors of Commerce from McGill University. He sits on the Boards of several philanthropic organizations in Toronto, Ontario, including the Mt. Sinai Hospital Foundation, the Crescent School Foundation and the Sterling Hall School.

Mr. Pollack brings 20 years of financial, strategic and merger and acquisitions expertise to the Board, which will assist the Board as the Company continues to expand its business. He also brings experience serving on the board of directors of other public companies.

Eric M. Goldberg has served as a director of the Company and member of the Compensation Committee since April 2013 and as Chairman of the Nominations and Governance Committee since May 2015. Since 1996, he has served as the President of All American Events & Tours, a Pittsburgh, Pennsylvania-based sports incentive company, specializing in providing unique and customized experiences for retail and corporate clients. Since 2007, Mr. Goldberg has also been a principal of GKK Capital, a commercial real estate development company. From 1996 until 1999, Mr. Goldberg was the general counsel for Native American Nations, a company focusing on developing business strategies for Native American tribes throughout the United States. From 2010 until 2011, Mr. Goldberg served as a director of API Technologies Corp. (NASDAQ:ATNY). Mr. Goldberg received a Bachelor of Science in Management from the Tulane University A. B. Freeman School of Business and a Juris Doctorate from the University of Miami School of Law. Mr. Goldberg is licensed to practice law in the State of Florida.

Mr. Goldberg brings 20 years of sales, marketing, operations, strategic planning, and legal expertise to the Board, which assists the Board as the Company continues to expand its business.

Claudio A. Mannarino became a director and Chairman of the Audit Committee in June 2015. Mr. Mannarino served as the Senior Vice President and Chief Financial Officer of API Technologies Corp. (NASDAQ:ATNY, “API”), a leading provider of RF/microwave, microelectronics and security technologies for critical and high-reliability applications from June 2014 to November 2015. Prior to that, Mr. Mannarino served as Senior Vice President, Finance from January 2010 to June 2014 and as Chief Financial Officer and Vice President of Finance from November 2006 to January 2010 at API. Prior to that, he served in various, senior-level management roles throughout API’s finance organization. Before joining API, Mr. Mannarino served as Controller for two divisions of Transcontinental, Inc., a Canadian publicly traded company on the Toronto Stock Exchange (“Transcontinental”). After three years in roles with progressively more responsibility at Transcontinental, he joined a project management company as a senior accountant, where his role focused on developing long-term business strategies and improving business practices. Mr. Mannarino holds a Bachelor of Commerce Degree from the University of Ottawa and attained his Certified Management Accountant certification in 1996.

Mr. Mannarino brings over 20 years of financial, strategic, and merger and acquisition expertise to the Board, which will assist the Company as CECO expands its business.

Seth Rudin has served as a director since April 2013 and as a member of the Nominations and Governance Committee since May 2015. Mr. Rudin is currently the President of Muskoka Rock Company Ltd., the largest producer and manufacturer of granite in Muskoka, Ontario. He has also been the President of Run 2IT Inc., a management consulting firm focused on the healthcare, technology and government industries since 2006. For over 20 years, Mr. Rudin has worked extensively in manufacturing, healthcare, technology and government. Previously, Mr. Rudin served as Vice President of Business Development and Client Relations at PatientOrderSets.com, a provider of innovative clinical support services for use across all phases of health care from 2011 until 2013, Managing Director of ABS System Consultants Ltd, a health care solutions company, from 2001 until 2010 and Vice President of InternetIncubation.com from 2000 until 2001. From 1992 until 2000, he held several senior positions within the Canadian Federal Government and the Provincial Government of Ontario, including Senior Advisor to the Canadian Minister of Citizenship and Immigration and as Chief of Staff to a Member of Parliament. Mr. Rudin currently serves as a Member of the Executive of the Justices of the Peace Appointments Advisory Committee for the Province of Ontario, has served as a Director of Mitec Technologies Inc. (TSX-V: MTM) since October 2013. Mr. Rudin received his Bachelor’s of Arts degree from Concordia University in 1992.

Mr. Rudin brings over 20 years of business and government experience to the Company, focusing on business development, sales, strategic planning, management, communications and public relations, which will assist the Board as the Company continues to expand its business.

Valerie G. Sachs was the Vice President, General Counsel and Corporate Secretary of OM Group, Inc., (NYSE: OMG), a global developer and manufacturer of magnetic technologies, battery technologies and engineered specialty chemicals from September 2005 through the completion of the sale of the company in November 2015 to Apollo Global Management. Ms. Sachs had executive responsibility for OM Group’s world-wide Legal, Internal Audit and Environment, Health & Safety operations. Ms. Sachs also served on the Board of Directors and acted as Managing Director of numerous U.S. and non-U.S. entities affiliated with OM Group. Prior to joining OM Group, Ms. Sachs served as Executive Vice President, General Counsel and Secretary at Jo-Ann Stores, Inc. (NYSE: JAS), a US-based retailer. Before that, she was General Counsel of Marconi plc (LSE and NASDAQ: MONI), a London-based, global communications and information technology company. Ms. Sachs has been a trustee of a regional humane society and is active with a number of charitable organizations fighting hunger and meeting basic human needs. Ms. Sachs earned her bachelor’s degree (B.L.S.—Chemistry), with honors, from Bowling Green State University and her Juris Doctor from Case Western Reserve University School of Law, where she was a member of Law Review and a DeWitt Scholar.

Ms. Sachs brings a combination of legal expertise, extensive executive management and leadership experience to our Board. She has been an integral part of executive management teams that have effectively worked through strategic transitions, integrations and restructurings and is very familiar with international operating challenges and opportunities. As the General Counsel of three public companies, she has developed expertise in the areas of governance, compliance and executive compensation, which will provide strong support and additional depth to our Board and to the committees on which she may serve.

Dennis Sadlowski was the Chief Operating Officer of LSG Sky Chefs North America, a provider of food and food-related services for transportation providers, from April 2013 until March 2015. As Chief Operating Officer, Mr. Sadlowski oversaw operations across over 40 locations in North America and managed over 8,000 employees. Previously, Mr. Sadlowki served as the Chief Executive Officer of International Battery, an early stage green tech company focused on large format lithium ion batteries for the grid storage markets, from September 2011 until April 2012. Mr. Sadlowski worked at Siemens from July 2000 to March 2010, serving as the President & Chief Executive Officer of Siemens Energy & Automation, Inc. from July 2007 until October 2009, an operating subsidiary of the global manufacturer Siemens AG, where he had executive accountability for the company’s global strategic direction, operating performance and marketplace success. His responsibilities at Siemens Energy & Automation included overseeing six operating divisions along a combined sales organization, a number of wholly-owned subsidiaries and over 12,000 employees. Mr. Sadlowski has also previously worked at General Electric and Thomas & Betts. Mr. Sadlowski serves on the board of directors and audit committee of Trojan Battery, a privately-held global leader in deep cycle lead-acid batteries. Mr. Sadlowski earned a Bachelor’s degree in Chemical and Nuclear Engineering from the University of California at Berkeley, and his Master’s Degree in Business Administration from Seattle University.

Mr. Sadlowski blends global strategic leadership capabilities along with operating depth across a variety of long cycle businesses. He has led global executive teams to strong organic growth supplemented with targeted acquisitions. Having served on the board of both private and public companies, Mr. Sadlowski brings a strategic focus to growth and a strong market orientation to the board room.

Donald A. Wright became a director and member of the Audit Committee in February 1998 and a member of Compensation Committee in December 2005. Mr. Wright has been a principal of and real estate broker with The Phillips Group, a real estate development company and apartment building syndicator, in San Diego, California since 1992. Since September 2010, Mr. Wright has served as Associate Broker and Vice President of Syndication of SD Homes, a real estate brokerage firm and syndicator of apartment buildings in San Diego, California. From 2005 through 2007, he was an associate real estate broker with One Source Realty GMAC in San Diego, California, and from July 2007 through September 2010, was an associate real estate broker with Coldwell Banker Residential Brokerage. Mr. Wright served as a director of API Technologies Corp. (NASDAQ:ATNY) from February 2006 until June 2011, and served on its audit committee and compensation committee. Mr. Wright received his Master’s Degree in Business Administration from the Wharton School of the University of Pennsylvania.

With over 18 years of experience serving on our Board and Audit Committee, Mr. Wright has a breadth of knowledge concerning issues affecting our Company. He also brings experience serving on the board of directors, audit committee and compensation committee of another public company.

In order to be elected, a nominee must receive a plurality of the votes cast at the meeting in person or by proxy.

The Board recommends a vote “FOR” approval of the election of the nominees named herein as directors.

The Board and Its Committees

During the fiscal year ended December 31, 2015, the Board held 14 meetings. The Board’s policy regarding director attendance at the annual meeting of stockholders is that directors are encouraged to attend, and that we will make all appropriate arrangements for directors to attend. All of the directors serving at the time attended the 2015 annual meeting. All directors attended at least 75% of the aggregate number of meetings of the Board and the Committees on which they served during the fiscal year ended December 31, 2015. Additionally, the independent directors regularly meet in executive session. The standing committees of the Board include the Audit Committee, the Compensation Committee and the Nominations and Governance Committee.

Audit Committee

The Company has a separately designated Audit Committee, as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The members of the Audit Committee are Messrs. Mannarino, Cape and Wright. Mr. Mannarino serves as Chairman of the Audit Committee. The Board has determined that Mr. Mannarino qualifies as an audit committee financial expert as described by Item 407(d)(5) of Regulation S-K of the Exchange Act, and that each of the Audit Committee members is independent under the applicable NASDAQ listing requirements and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). The Audit Committee held nine meetings in 2015.

The primary purpose of the Audit Committee is to assist the Board in its general oversight of CECO’s financial reporting process and approval of the services provided CECO by its auditors. The Audit Committee also evaluates transactions where the potential for a conflict of interest exists. The Audit Committee’s purposes are more fully described in its written charter, a copy of which can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section.

Compensation Committee

Our Compensation Committee is comprised of Messrs. Goldberg and Wright, each of whom is an independent director under the applicable NASDAQ listing requirements. The Compensation Committee operates under a written charter, which can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section. The Compensation Committee held five meetings in 2015. The primary purpose of the Compensation Committee is to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other named executive officers, and to approve or make recommendations to the Board with respect to the compensation of our other executive officers. The Compensation Committee also administers the Amended and Restated CECO Environmental Corp. 2007 Equity Incentive Plan (the “Incentive Plan”) and the Employee Stock Purchase Plan. The Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation are discussed in the section entitled “Executive Compensation” below.

Nominations and Governance Committee

Our Nominations and Governance Committee is comprised of Messrs. Goldberg and Rudin, each of whom is an independent director under the applicable NASDAQ listing requirements. The Nominations and Governance Committee operates under a written charter, which can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section. The Nominations and Governance Committee held two meetings in 2015. The primary purposes of the Nominations and Governance Committee are to identify individuals qualified to become Board members, make recommendations to the Board regarding Board and committee composition and to develop and recommend to the Board corporate governance principles applicable to the Company and oversee the evaluation of the Board and management.

Board Leadership Structure and Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer are held by different individuals: Jason DeZwirek serves as Chairman and Jeffrey Lang serves as Chief Executive Officer. Our Bylaws provide that any two or more offices may be held by the same person, but the Board believes that the current separation of the offices of Chief Executive Officer and Chairman reflects the difference in the roles of those positions. The Chief Executive Officer is responsible for determining the strategic direction and the day-to-day leadership of the Company. The Chairman determines the agenda for and presides over Board meetings.

The separation of the roles of Chief Executive Officer and Chairman and the independence of a majority of the board members helps ensure independent oversight of management. All of the directors on the current Board, other than the Chairman, Jason DeZwirek, the Chief Executive Officer, Jeffrey Lang, and Jonathan Pollack qualify as independent under the applicable NASDAQ listing requirements. The standing committees — the Audit Committee, the Compensation Committee and the Nominations and Governance Committee — are comprised entirely of independent directors and provide independent oversight of management.

CECO’s management is responsible for identifying, assessing and managing the material risks facing CECO. The Board performs an important role in the review and oversight of these risks, and generally oversees CECO’s risk management practices and processes, with a strong emphasis on financial controls. The Board has delegated primary oversight of the management of (i) financial and accounting risks and related-party transaction risks to the Audit Committee, (ii) compensation risk to the Compensation Committee and (iii) corporate governance risk to the Nominations and Governance Committee. To the extent that the Audit Committee, Compensation Committee or the Nominations and Governance Committee identifies any material risks or related issues, the risks or issues are addressed with the full Board.

Nomination Process

The Company has a standing Nominations and Governance Committee. The Nominations and Governance Committee identifies individuals qualified to become Board members and makes recommendations to the Board regarding Board and committee composition, consistent with the Director Nomination Policy described below, and develops and recommends Board members to the Board for committee membership. A copy of the Director Nomination Policy can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section.

We also have adopted a policy with respect to director candidates recommended by stockholders. The Nominations and Governance Committee will consider director candidates recommended by stockholders for inclusion on the slate of directors recommended to the Board. Any stockholder may submit one candidate for consideration at each stockholder meeting at which directors are to be elected. Stockholders wishing to recommend a candidate must submit the recommendation no later than 120 days before the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, provided, that if we did not hold any annual meeting in the previous year, or if the date of the next annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline will be a date that is a reasonable time before we begin to print and mail our proxy materials, but in no event, less than 90 days prior to such mailing. Recommendations must be sent to the following address: CECO Environmental Corp., 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227, Attention: Secretary.

At the time the stockholder submits the recommendation for a director candidate, the stockholder must provide the following:

•	All information about the candidate that we would be required to disclose in a proxy statement in accordance with the rules of the Exchange Act.

•	Certification from the candidate that he or she meets the requirements to be (a) independent under the NASDAQ listing requirements and (b) a non-management director under the Exchange Act.

•	Consent of the candidate to serve on the Board, if nominated and elected.

•	Agreement of the candidate to complete, upon request, questionnaire(s) customary for our directors.

A stockholder must also meet and comply with all applicable rules and regulations promulgated by the SEC relating to the nomination of director candidates by stockholders. The Nominations and Governance Committee will evaluate candidates recommended by stockholders on the same basis as candidates recommended by other sources, including evaluating the candidate against the standards and qualifications set out in our Director Nomination Policy as well as any other criteria approved by the Board from time to time. The Nominations and Governance Committee will determine whether to interview any candidate.

Director Qualifications and Diversity

Our Board believes that the Board, as a whole, should have a diverse range of characteristics and skills to function at an optimal level in exercising its oversight over the Company. When evaluating a person for nomination for election to the Board, the qualifications and skills considered by the Board, including the Nominations and Governance Committee, include:

•	Whether the person will qualify as a director who is “independent” under applicable laws and regulations, and whether the person is qualified under applicable laws and regulations to serve as a director of CECO.

•	Whether the person is willing to serve as a director, and willing to commit the time necessary for the performance of the duties of a director.

•	The contribution that the person can make to the Board, with consideration being given to the person’s business experience, education, skills, conflicts of interest, the interplay of the candidate’s experience with that of other Board members, and such other factors as the Board may consider relevant.

•	The character and integrity of the person.

The Board applies a broad concept of diversity, which includes all of the criteria listed above together with other factors such as the nominee’s age and leadership abilities. Although CECO does not have a diversity policy, when the Board seeks new director candidates to add to the Board or to replace directors who have resigned or recommends the re-election of incumbent directors, the Board selects director nominees on the basis of all of these criteria with the goal of finding the best match for CECO’s Board.

With respect to skill set diversity, the Board seeks to have directors and nominees with not only experience and expertise related to environmental, energy or fluid handling, but also in a broad range of other areas, and the Board currently consists of members with expertise in manufacturing, finance, accounting and legal matters.

Stockholder Communications with Directors

The Board has adopted a process by which stockholders may communicate with the Board for matters other than director nominations. Stockholders who would like to communicate with the Board, or a committee of the Board, should send the communication to: Chairman of the Board, CECO Environmental Corp., 2300 Yonge Street, Suite 1710, Toronto, Ontario M4P 1E4.

Mr. DeZwirek will forward such communications to the Board at or prior to the next meeting of the Board. Stockholders wishing to communicate only with the independent directors can address their communications to “Independent Directors, c/o Chairman of the Board” at the same address above. These communications will be forwarded to the independent directors at or prior to the next meeting of the independent directors.

The Board or the independent directors will determine, in their respective sole discretion, the method by which any such communications will be reviewed and considered.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee are Messrs. Wright and Goldberg. None of the members of the Company’s Compensation Committee is or has been an officer or employee of the Company. No executive officer of the Company served in the last year as a director or member of the compensation committee of another entity one of whose executive officers served as a member of the Company’s Board or on the Company’s Compensation Committee.

Code of Ethics

We have adopted a Code of Ethics that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller and persons performing similar functions). The Code of Ethics is posted on our website at www.cecoenviro.com on the Investor Relations, Corporate Governance section. We will post on our website any amendments to or waivers of the Code of Ethics for executive officers or directors in accordance with applicable laws and regulations.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements of CECO for the fiscal year ended December 31, 2015, with CECO’s management and has discussed with BDO USA, LLP (“BDO”), CECO’s independent registered public accounting firm, those matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as issued by the Public Company Accounting Oversight Board (the “PCAOB”).

In addition, the Audit Committee has received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB, regarding BDO’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed BDO’s independence with BDO.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in CECO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

Audit Committee

Claudio A. Mannarino, Chairman

Arthur Cape

Donald A. Wright

Security Ownership of Certain Beneficial Owners

The following table sets forth the name and address of each beneficial owner known by CECO to be beneficial owner of more than five percent (5%) of CECO’s common stock as of March 21, 2016.

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned	Percent of Total Shares of Common Stock Outstanding[1]
Jason DeZwirek[2,3] Chairman of the Board and Director 2300 Yonge Street, Suite 1710 Toronto, Ontario M4P 1E4	4,231,676	12.4%
Icarus Investment Corp.[3] 2300 Yonge Street, Suite 1710 Toronto, Ontario M4P 1E4	2,869,906	8.4%
Harvey Sandler[4] 2080 NW Boca Raton Blvd #6 Boca Raton, Florida 33431	1,761,628	5.2%
BlackRock, Inc.[5] 55 East 52nd Street New York, New York 10055	1,758,256	5.2%
Trigran Investments, Inc. [6] 630 Dundee Road, Suite 230 Northbrook, Illinois 60062	1,736,699	5.1%

(1)	Based upon 33,984,548 shares of our common stock outstanding as of March 21, 2016. For each named person, this percentage includes common stock of which such person has the right to acquire beneficial ownership either currently or within 60 days of March 21, 2016, including upon the exercise of an option or warrant; however, such common stock is not deemed to be outstanding for the purpose of computing the percentage owned by any other person.
(2)	This information was obtained from a Schedule 13D/A filed with the SEC on September 11, 2015 and is supplemented by a Form 4 filed with the SEC on December 14, 2015. Jason DeZwirek is deemed to control Icarus Investment Corp. (“Icarus”) and has sole voting and dispositive power of the shares of common stock owned by Icarus and ownership of such shares is attributed to Jason DeZwirek in this table. Includes 250,000 shares of common stock that may be purchased pursuant to warrants granted to Icarus on December 28, 2006.
(3)	Includes shares beneficially owned by Icarus. Please see footnote 2.
(4)	This information was obtained from a Schedule 13G/A filed with the SEC on February 13, 2015. According to the Schedule 13G/A, Harvey Sandler beneficially owns and has sole voting and dispositive power over 1,761,628 shares, which include shares held by the Harvey Sandler Revocable Trust (the “Trust”) and the Harvey and Phyllis Sandler Foundation (the “Foundation”). The Trust and the Foundation beneficially own 1,691,923 and 69,705 shares, respectively. As the sole trustee of the Trust and the president of the Foundation, Mr. Sandler is deemed to have sole voting and dispositive control over these shares, and as a result may be deemed to beneficially own such shares. According to the Schedule 13G/A, Mr. Sandler disclaims beneficial ownership of the shares held by the Trust and the Foundation.
(5)	This information was obtained from a Schedule 13G filed with the SEC on January 22, 2016. According to the Schedule 13G, BlackRock, Inc. beneficially owns and has sole voting power over 1,676,776 of these shares and sole dispositive power over all of these shares, which include shares held by certain subsidiaries of BlackRock, Inc.
(6)	This information was obtained from a Schedule 13G filed with the SEC on February 11, 2016. According to the Schedule 13G, Trigran Investments, Inc., along with certain owners of accounts it manages, beneficially owns and has shared voting and dispositive power over all of these shares.

Security Ownership of Management

The following table sets forth the beneficial ownership of CECO’s common stock as of March 21, 2016, for each named executive officer, director and director nominees and by all executive officers, directors and director nominees of CECO as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Total Common Shares Outstanding[1]
Jason DeZwirek[2]	4,231,676	12.4%
Jeffrey Lang[3]	527,900	1.5%
Benton L. Cook[4]	36,000	*
Edward J. Prajzner[5]	23,333	*
Arthur Cape[6]	49,500	*
Eric M. Goldberg[7]	15,500	*
Claudio A. Mannarino	3,000	*
Jonathan Pollack[8]	145,600	*
Seth Rudin[9]	14,800	*
Valerie G. Sachs	—	*
Dennis Sadlowski	—	*
Donald A. Wright[10]	106,900	*
Executive Officers and Directors as a group (12 persons)	5,154,209	15.2%

*	Less than 1%
(1)	See Note 1 to the prior table.
(2)	See Notes 2 and 3 to the prior table.
(3)	Includes 500,000 options to purchase our common stock that are exercisable within 60 days of March 21, 2016 (“vested options”).
(4)	Includes 36,000 vested options.
(5)	Includes 23,333 vested options.
(6)	Includes 35,500 vested options.
(7)	Includes 12,500 vested options.
(8)	Includes 91,500 vested options. Also includes 2,300 shares owned by Mr. Pollack’s spouse, over which she has sole voting and dispositive power, and 49,500 shares held by JMP Fam Holdings, over which Mr. Pollack has sole voting and dispositive power.
(9)	Includes 12,500 vested options.
(10)	Includes 41,500 vested options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons beneficially owning more than ten percent of a class of our equity securities to file certain reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of Section 16(a) reports and any written representation made to us, the Company believes that all such required filings for 2015 were made in a timely manner, except for one transaction for Mr. Prajzner in January 2015 and one transaction for Mr. Wright in September 2015.

Certain Transactions

Since January 1, 2015, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any then director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described below.

We are a party to an oral agreement with Icarus pursuant to which Icarus provides us management consulting services. Icarus is controlled by our Chairman of the Board, Jason DeZwirek. During the fiscal year ended December 31, 2015, we paid fees of $360,000 to Icarus.

We entered into an oral agreement with JMP Fam Holdings, Inc. (“JMP”) in August 2011, under which JMP provides us consulting services consisting of strategic advisory services, including the evaluation of financing options, capital structure and potential acquisitions, for $10,000 per month. Mr. Pollack, who controls JMP, performs the services on behalf of JMP. We paid JMP $345,000 during the fiscal year ended December 31, 2015 which included a $225,000 transaction bonus, in connection with our acquisition of PMFG, Inc. (“PMFG”) in September 2015.

Executive Compensation

Compensation Discussion and Analysis

Throughout this proxy statement Jason DeZwirek, Jeffrey Lang, Edward Prajzner and Benton Cook are referred to as the “named executive officers.”

Overview of Compensation Program

The Compensation Committee oversees our compensation programs, with particular attention to the compensation for Mr. Lang, our Chief Executive Officer, and the other named executive officers (other than for Mr. DeZwirek, our Chairman, who receives his compensation pursuant to the related person transaction arrangement with Icarus as described above). It is the responsibility of the Compensation Committee to review and approve or, as the case may be, recommend to the Board for approval, changes to our executive compensation policies and benefits programs, to recommend and approve stock-based awards to named executive officers, and to otherwise ensure that the Company’s compensation philosophy is consistent with the best interests of the Company and its stockholders and is properly implemented and monitored. The Compensation Committee reports to the Board on all compensation matters regarding our directors, executives, and other key salaried employees. The Compensation Committee annually reviews and approves the compensation for our directors, executives, and other key salaried employees. The Compensation Committee does not generally delegate any of its authority to other persons, although it has the power to delegate certain authority as permitted by applicable law and the NASDAQ listing standards to subcommittees, the Board or management.

The day-to-day administration of savings, health, welfare, and paid time-off plans and policies applicable to salaried employees in general are handled by our human resources and finance department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee.

At our 2015 Annual Meeting, we received approximately 95% approval, based on total votes cast, for our advisory “Say-on-Pay” proposal to approve the compensation of our named executive officers. The Compensation Committee considered the 2015 voting results at its subsequent meetings and remains dedicated to continuous improvement to the existing executive pay programs. As a result of its considerations, the Compensation Committee implemented the executive pay practices described below during the remainder of 2015.

The following discussion and analysis of our 2015 executive compensation program, which may include forward-looking statements, should be read together with the compensation tables and related disclosures that follow this section.

Compensation Policy and Objectives

The principal objectives of our executive compensation program are to attract, motivate, retain and reward highly qualified persons who are committed to the achievement as our executive officers of solid financial performance and excellence in the management of the Company’s assets. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of annual, long-term and strategic goals by the Company and to align the named executive officers’ interests with those of the Company’s other stockholders. The Compensation Committee seeks to accomplish this by providing competitive compensation designed to link executive compensation to the Company’s financial and operational performance, as well as rewarding the overall high performance of its named executive officers, when applicable, in line with the ultimate objective of increasing stockholder value. The Compensation Committee evaluates compensation against individual performance and external market factors to ensure that we maintain our ability to attract and retain key executive talent. To that end, total compensation for the named executive officers other than our Chairman generally is comprised of a base salary plus incentive compensation, based on the Company’s financial performance and other factors, including achievement of individual goals. Individual non-incentive bonuses are also part of overall compensation from time to time based on an individual’s special efforts.

Risk Considerations in our Compensation Program

We structure the compensation of management, other than for our Chairman, to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so management does not feel pressured to focus exclusively on short-term gains, which may be to the detriment of long-term stock price appreciation and other business metrics. The variable (cash bonus, short-term incentive and, in some cases, stock, stock-based and option awards) portions of compensation are designed to reward both individual performance and overall corporate performance. For individual performance, cash bonuses are qualitatively determined by the Compensation Committee. Company performance is determined based on overall operating income. We believe that the variable components of compensation are sufficient to motivate management to produce superior short- and long-term corporate results while the fixed element is also sufficient such that management is not encouraged to take unnecessary or excessive risks in working to produce such results.

Role of Executive Officers in Compensation Decisions

Based on the compensation objectives described above, the Compensation Committee has structured the Company’s annual and incentive-based executive compensation to motivate the named executive officers other than our Chairman to achieve the business goals set by the Company and to reward them for achieving such goals. These goals have generally included an individual performance goal as well as overall company performance goals. The Compensation Committee from time to time relies upon recommendations made by the Company’s management, and in particular, the Chief Executive Officer, regarding compensation for the named executive officers other than himself and our Chairman. The Compensation Committee reviews and approves, or, if the situation warrants, recommends to the full Board for approval, all new executive compensation programs, including those for the named executive officers other than our Chairman. As part of its review and establishment of the performance criteria and compensation of our named executive officers, the Compensation Committee meets separately at least once on an annual basis with the Chief Executive Officer and other executives as it deems appropriate. The Chief Executive Officer and such other executives as the Chief Executive Officer deems appropriate, including the Chairman, annually review the performance of each of the other named executive officers of the Company, and the Chief Executive Officer’s performance is reviewed by the Compensation Committee. The conclusions reached and recommendations based on these reviews are presented to the Compensation Committee. The Compensation Committee exercises its discretion in modifying any recommended adjustments or awards to named executive officers.

Role of Compensation Consultants in Compensation Decisions

Under its charter, the Compensation Committee has authority to engage such compensation consultants as it deems necessary or appropriate to carry out its responsibilities and to cause the Company to pay the reasonable compensation of such compensation consultants as established by the Compensation Committee.

In 2015, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent executive compensation consultant to assess the competitiveness of the compensation paid to Messrs. Lang and Prajzner, the design of certain of our compensation plans, and the compensation of our non-employee directors in light of our acquisition of PMFG. At the Compensation Committee’s direction, Meridian prepared, presented and made recommendations on peer group data, competitive market pay, compensation structure, compensation components, and general market trends. More specifically, Meridian provided the Compensation Committee with market and peer group data with respect to the Company’s director and officer compensation programs and recommendations concerning non-employee director compensation, including applicable compensation components and levels, compensation for Messrs. Lang and Prajzner, including compensation components and levels, and the design of the Company’s annual and long-term incentive compensation programs.

The Compensation Committee considered the advice of Meridian as part of its compensation decision making process for a portion of 2015 compensation, as further described below.

The Compensation Committee has assessed the independence of Meridian, as required under the NASDAQ listing requirements. The Compensation Committee also has considered and assessed all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Meridian during 2015. Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work of Meridian. Meridian does not provide any services to management or any other services to the Company.

Setting Executive Compensation

The Compensation Committee evaluates the performance of the Chief Executive Officer and the other named executive officers (other than our Chairman) and, based on such evaluation, reviews and approves the annual salary, bonus, long-term stock-based compensation, and other material benefits, direct and indirect, of the Chief Executive Officer and such other named executive officers, subject to the terms of any employment agreement. In determining appropriate base salary levels, subjective consideration is given to the applicable named executive officer’s impact level, scope of responsibility, past accomplishments and other similar factors.

External Pay Comparisons

The Compensation Committee used external pay comparison data as a market check on its compensation decisions. In 2015, Meridian prepared a list of peer companies with input from members of the Board and Mr. Lang. The composition of the peer group was intended to place the Company at roughly median levels in terms of size based primarily on revenue and market capitalization, with appropriate consideration given to the impact of the Company’s acquisition of PMFG, and to include companies with which we compete for executive talent. The market check peer group for 2015 consisted of the following 22 companies:

•	Aegion Corporation
•	Ameresco, Inc.
•	Calgon Carbon Corporation
•	Chart Industries, Inc
•	Circor International, Inc.
•	Douglas Dynamics, Inc.
•	Enphase Energy, Inc.
•	Esco Technologies, Inc.
•	Federal Signal Corporation
•	Global Power Equipment Group Inc.
•	Graco Inc.
•	Graham Corporation
•	HC2 Holdings, Inc.
•	Heritage-Crystal Clean Inc
•	Lydall, Inc.
•	Ormat Technologies, Inc.
•	PMFG, Inc.
•	Powell Industries, Inc.
•	Preformed Line Products Co
•	Thermon Group Holdings Inc
•	Trc Cos Inc
•	US Ecology, Inc

Based on its review of the peer group data, among other things, Meridian determined that the overall compensation levels for Messrs. Lang and Prajzner were below the peer group median, partially due to the Company’s increase in size as a result of the PMFG acquisition. Partially due to that consideration, and partially due to the other factors outlined in this Compensation Discussion and Analysis, the Compensation Committee approved certain increases to the compensation of Messrs. Lang and Prajzner as further described below. However, the Compensation Committee is mindful of the concerns raised by over-reliance on external comparisons. As such, while the Compensation Committee included market data in the overall mix of factors it considered in assessing named executive officer compensation, it did not target specific market levels. Rather, it considered the market median as a general reference point, while considering other factors outlined in this Compensation Discussion and Analysis, including its own subjective determinations with respect to the Company and applicable named executive officer performance.

Elements of Compensation

Base Salary

The Company provides named executive officers (other than our Chairman) with a base salary to compensate them for the expertise and value they bring to their jobs. Base salary is determined for each applicable named executive officer based on his position and responsibility by taking into account the named executive officer’s impact level, scope of responsibility, prior experience, past accomplishments and other similar factors, and the particular base salary is subject to any existing employment agreement with such named executive officer.

Salary levels of the applicable named executive officers are reviewed and approved by the Compensation Committee annually as well as upon a promotion or other change in job responsibility. The salary levels, including any increases, are based on the Compensation Committee’s evaluation of the individual’s strengths, development and expected future contributions with respect to the corporate goals and objectives relevant to the individual’s compensation, including individual performance. In addition, base salaries for Messrs. Lang and Prajzner were reviewed by the Compensation Committee in 2015 within the context of an overall compensation market reference analysis performed by Meridian, as described above. However, although the Compensation Committee considered peer group data to better understand the comparative level of base salary for each of Messrs. Lang and Prajzner relative to officers holding comparable positions at the peer group companies, it did not target a specified level of compensation with respect to the peer group.

Based on its review, and after consultation with Meridian and consideration of the factors outlined above, the Compensation Committee approved base salary increases for the named executive officers as follows:

Named Executive Officer	2015 Base Salary	2014 Base Salary	Year over Year Percentage
Jeffrey Lang	$575,000	$460,000	25.0%
Jason DeZwirek	N/A	N/A	N/A
Edward J. Prajzner	$300,000	$250,000	20.0%
Benton L. Cook	$168,750	$150,000	12.5%

Adjustments to the base salaries of Messrs. Lang and Prajzner for 2015 were effective as of September 3, 2015, and adjustment to the base salary of Mr. Cook for 2015 was effective as of November 23, 2015.

Cash Bonuses and Cash Incentive Compensation

Mr. Lang is entitled, under his employment agreement, to an incentive cash bonus of up to 100% of his base salary depending on whether performance objectives, as approved by the Compensation Committee, are met. For 2015, the Compensation Committee approved and established multiple objectives. The objectives, which were both qualitative and quantitative, consisted of achieving operating income of $60.0 million, integrating the PMFG acquisition along with Emtrol, HEE and Zhongli, growing EBITDA and operating income in 2015 over the level in 2014, building a larger platform for the future and recruiting and expanding the senior leadership team. Although the operating income target was not met for the Company, the Compensation Committee awarded a bonus to Mr. Lang of $431,250, which is 75% of his then-current base salary, due to his efforts with respect to the qualitative objectives in 2015. Mr. Lang also received a $350,000 cash bonus in connection with an acquisition completed in 2015.

In addition, we believe that a portion of the compensation paid to our other named executive officers should be based on our annual performance, so that the executives are appropriately motivated to maximize our operating performance each year. To that end, the Compensation Committee and the Board approved and adopted an Amended and Restated 2006 Executive Incentive Compensation Plan (the “Bonus Plan”). Under the Bonus Plan, the Compensation Committee selects the executive officers to participate in the Bonus Plan, determines the performance goals, and determines whether objectives and conditions for earning awards have been met. The performance goals consist of both objective financial targets and personal performance targets.

The Compensation Committee selected the named executive officers to participate in the Bonus Plan, determined performance goals for fiscal year 2015, and determined whether objectives and conditions for earning awards were met. For 2015, the Compensation Committee selected Edward J. Prajzner and Benton L. Cook to participate in the Bonus Plan. There were two components to the performance targets: quantitative targets based on achievement of certain Company financial goals and qualitative targets based on achievement of individual goals.

The quantitative targets for Mr. Prajzner and Mr. Cook were based on whether operating income achieved a $52.0 million target and whether revenue reached a $370.0 million target. The qualitative individual performance targets for Mr. Prajzner and Mr. Cook consisted of improving certain under-performing business units, reducing costs through business process improvement, efficiently delegating accounting and finance work streams, including the recruiting additional finance and accounting team members, expanding operational focus and improving accounting systems to provide for enhanced mentoring of key internal operational metrics. If Mr. Prajzner and Mr. Cook achieved these quantitative and qualitative targets, they would be entitled to a cash bonus in an amount equal to up to 40% and 25% of their then-current base salary, respectively.

Effective as of September 3, 2015, after consulting with Meridian and after consideration of market check peer group data as described above, the Compensation Committee approved an increase to Mr. Prajzner’s target Bonus Plan award opportunity from 40% of his pre-September 3, 2015 base salary rate to 50% of his new base salary rate to better align with the Company’s executive compensation objectives.

Although the quantitative targets were not met for the Company, nor were all of the individual performance targets met for both Mr. Prajzner and Mr. Cook, the Compensation Committee awarded a cash bonus of $50,000 and $29,530 to Mr. Prajzner and Mr. Cook, respectively, due to their efforts in helping complete and integrate strategic acquisitions during 2015. Mr. Prajzner also received an additional $50,000 cash bonus in connection with an acquisition completed during 2015.

Long-Term Equity Compensation

The Company believes that granting stock-based awards and options from time to time provides named executive officers with a strong economic interest in maximizing stockholder returns over the longer term. The Company also believes that the practice of granting stock-based awards and options is important in retaining and recruiting the key talent necessary to ensure the Company’s continued success.

Consistent with such belief, in April 2007, the Compensation Committee approved, and recommended for the Board’s approval, the Incentive Plan, which was adopted by the stockholders in May 2007. Furthermore, in August 2013 and September 2015, the stockholders approved amendments to the Incentive Plan to increase the number of shares of common stock issuable thereunder. The Incentive Plan permits us to grant stock awards as well as option awards. The Compensation Committee believes that this gives the Company more flexibility in designing its overall compensation packages. The Incentive Plan is designed to promote the long-term financial interests and growth of the Company by attracting and retaining management with the ability to contribute to the success of the business, by providing an opportunity for increased equity ownership by named executive officers and by maintaining competitive levels of total compensation. The Compensation Committee administers the Incentive Plan.

Under the Incentive Plan, awards may take the form of restricted stock grants, bonus stock grants without restrictions, non-qualified stock options, incentive stock options and restricted stock units (“RSUs”). The restrictions on awards may be based on performance and/or time vesting. In 2015, the Compensation Committee granted both incentive-based and time-based vesting stock options, and incentive-based and time-based RSUs, to executives and time vesting restricted stock to directors.

The Company has no formal policy regarding stock ownership or retention by the Company’s named executive officers.

For more information about our Incentive Plan and awards under that plan for 2015, see the 2015 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at 2015 Fiscal Year-End Table and the accompanying narratives below.

Options

As discussed above, from time to time, we issue options under the Incentive Plan to provide long-term equity compensation to executive officers. The options issued in recent years have consisted of the following awards to our named executive officers.

In connection with his hiring, we granted Mr. Lang options in 2010 to purchase 600,000 shares of our common stock, which options vest over a five-year period. In connection with our acquisition of Met-Pro in August 2013, we granted Mr. Lang options to purchase 400,000 shares of our common stock, which options vest over a five-year period.

Mr. Prajzner received 15,000 options to purchase shares of our common stock in August 2013 in connection with our acquisition of Met-Pro, which options vest over a five-year period, 10,000 options to purchase shares of our common stock in January 2014, which options vest over a five-year period, 25,000 options to purchase shares of our common stock in May 2014, which options vest over a three-year period and 25,000 options to purchase shares of our common stock in January 2015, which options vest over a five-year period.

Mr. Cook received 3,000 options to purchase shares of our common stock in May 2012, which options vest over a four-year period, 5,000 options to purchase shares of our common stock in November 2012, which options vest over a four-year period, 5,000 options to purchase shares of our common stock in May 2013, which options vest over a four-year period, 15,000 options to purchase shares of our common stock in August 2013 in connection with our acquisition of Met-Pro, which options vest over a five-year period, 10,000 options to purchase shares of our common stock in January 2014, which options vest over a five-year period, 7,500 options to purchase share of our common stock in October 2014, which options vest over a five-year period and 4,000 options to purchase share of our common stock in September 2015, which options vest over a four-year period.

Restricted Stock Units

In addition, after consultation with Meridian and consideration of general market trends, in 2015 the Compensation Committee introduced time-based RSUs and performance-based RSUs into its compensation program. Specifically, in September 2015, the Compensation Committee approved grants to Mr. Lang of time-based RSUs that generally vest on March 1, 2020 and performance-based RSUs that generally vest based on the degree to which the Company achieves a 2017 earnings before interest, taxes, depreciation and amortization (“EBITDA”) performance goal, subject to additional service-based vesting in two substantially equal installments on March 15, 2018 and 2019. We anticipate describing in further detail the specific EBITDA goal after the applicable performance period is completed. Also in September 2015, the Compensation Committee approved grants of time-based RSUs to Messrs. Prajzner and Cook, which RSUs generally vest in 25% increments after two and three years, respectively, with the remaining RSUs generally vesting after four years, primarily as retention awards targeted to the Company’s leadership needs. Finally, as described further below, our Chairman received on September 4, 2015 a grant of 7,376 service-based RSUs for his director service in lieu of meeting fees. The Compensation Committee determined that issuing RSUs in lieu of cash meeting payments would simplify the directors’ compensation while promoting the ownership of stock of the Company. The RSUs generally vest in four equal annual installments commencing September 4, 2016.

Personal Benefits and Perquisites

The Company provides certain named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites include car allowances and payment of life insurance premiums as further described in the 2015 Summary Compensation Table below.

Retirement and Post-Employment Benefits

The Company sponsors a 401(k) retirement plan for our employees (the “401(k) Plan”). Pursuant to the 401(k) Plan, the Company matches contributions each pay period at 100% of the employee’s contributions for the first 3%, and 50% on the next 3%, of an employee’s compensation for a maximum match of 4.5%. The named executive officers (other than our Chairman) may participate in the 401(k) Plan on the same terms as the rest of our employees. We believe the 401(k) Plan is set at a reasonable level, is highly valued by recipients, has limited cost, is part of a competitive compensation program and is consistent with our overall goal of attracting and retaining qualified employees.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2015 and this proxy statement.

This report is submitted on behalf of the members of the Compensation Committee:

Eric Goldberg

Donald A. Wright

2015 Summary Compensation Table

The following table sets forth certain information with respect to the compensation earned during the years ended December 31, 2015, 2014 and 2013, as applicable, by our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Jeffrey Lang Chief Executive Officer	2015	$491,166	$781,250	$994,731	—	$—	$27,486	[2]	$2,294,633
	2014	$444,250	$461,320	—	—	—	$25,539		$931,109
	2013	$421,103	$318,246	—	$2,482,800	$421,103	$20,883		$3,664,135
Jason DeZwirek Chairman of the Board	2015	—	—	$69,630	—	—	$360,000	[3]	$429,630
	2014	—	—	—	—	—	$360,000		$360,000
	2013	—	—	—	—	—	$265,000		$265,000
Edward J. Prajzner Chief Financial Officer and Secretary	2015	$264,787	$100,000	$118,000	$178,870	—	$23,956	[4]	$685,613
	2014	$218,579	$110,000	—	$243,778	$25,000	$18,450		$615,807
Benton L. Cook Vice President of Finance and Controller	2015	$151,221	$29,530	$18,880	$11,312	—	$10,343	[5]	$221,286
	2014	$141,584	$22,500	—	$122,428	$15,000	$9,464		$310,976
	2013	$119,680	$37,594	—	$121,620	$23,936	$7,427		$310,257

(1)	Represents the aggregate grant date fair value of stock and option awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding estimated forfeitures, rather than amounts realized by the named individuals. Assumptions used in calculating these amounts are included in Note 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.
(2)	Represents a Company contribution of $12,542 to our 401(k) Plan on behalf of Mr. Lang, $2,944 of insurance premiums paid for term life insurance for his benefit and a $12,000 car allowance.
(3)	Represents amounts paid to Icarus for Mr. DeZwirek’s services.
(4)	Represents a Company contribution of $13,812 to our 401(k) Plan on behalf of Mr. Prajzner, $1,098 of insurance premiums paid for term life insurance for his benefit and a $9,046 car allowance.
(5)	Represents a Company contribution of $8,503 to our 401(k) Plan on behalf of Mr. Cook, and $1,840 of insurance premiums paid for term life insurance for his benefit.

2015 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
Jeffery Lang	—	—	$575,000	—	—	—	—	—	—	—	—
	9/4/2015	—	—	—	—	52,687	—	—	—	—	$ 497,366
	9/4/2015	—	—	—	—	—	—	52,687	—	—	$ 497,366
Jason DeZwirek	9/4/2015	—	—	—	—	—	—	7,376	—	—	$ 69,630
Edward J. Prajzner	1/2/2015	—	—	—	—	—	—	—	25,000	$15.38	$ 178,870
	9/4/2015	—	—	—	—	—	—	12,500	—	—	$ 118,000
	—	—	$150,000	—	—	—	—	—	—	—	—
Benton L. Cook	9/4/2015	—	—	—	—	—	—	—	4,000	$9.44	$ 11,312
	9/4/2015	—	—	—	—	—	—	2,000	—	—	$ 18,880
	—	—	$42,188	—	—	—	—	—	—	—	—

(1)	The amounts shown in this column consist of performance-based compensation opportunities for 2015 provided to Mr. Lang pursuant to performance objectives established pursuant to his employment agreement and to Messrs. Cook and Prajzner pursuant to the Bonus Plan. Please see the Compensation Discussion and Analysis above for more information about these awards, and please see the 2015 Summary Compensation Table for information about awards actually earned by these named executive officers as a result of these opportunities.
(2)	The amounts shown in this column consist of RSU awards to Messrs. Lang, DeZwirek, Prajzner and Cook under the Incentive Plan. Please see the Compensation Discussion and Analysis above for more information about these awards.
(3)	Represents the aggregate grant date fair value of stock awards and option awards calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named executive officers. Assumptions used in calculating these amounts are included in Note 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Outstanding Equity Awards at Fiscal 2015 Year-End

The following table sets forth information regarding outstanding equity awards for each named executive officer as of the end of fiscal year 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey Lang	340,000	—		$3.78	2/15/2020	—		—	—		—
	160,000	240,000	[1]	$12.72	8/27/2023	—		—	—		—
	—	—		—	—	52,687	[2]	$ 404,637[3]	—		—
	—	—		—	—	—		—	52,687	[4]	$ 404,637[3]
Jason DeZwirek	—	—		—	—	7,376	[5]	$ 56,418[3]	—		—
Edward J. Prajzner	—	—		—	—	—		—
	6,000	9,000	[6]	$12.72	8/27/2023	—		—	—		—
	4,000	6,000	[7]	$15.39	1/30/2024	—		—	—		—
	8,333	16,667	[8]	$14.41	5/23/2024	—		—	—		—
	5,000	20,000	[9]	$15.38	1/2/2025	—		—	—		—
	—	—		—	—	12,500	[10]	$ 96,000[3]	—		—
Benton L. Cook	10,000	—		$11.09	1/16/2017	—		—	—		—
	2,000	—		$1.98	12/01/2018	—		—	—		—
	4,000	—		$5.26	4/29/2020	—		—	—		—
	2,250	750	[11]	$7.09	5/21/2022	—		—	—		—
	3,750	1,250	[12]	$9.63	11/15/2022	—		—	—		—
	2,500	2,500	[13]	$12.05	5/22/2023	—		—	—		—
	6,000	9,000	[14]	$12.72	8/27/2023	—		—	—		—
	2,000	8,000	[15]	$15.39	1/30/2024	—		—	—		—
	1,500	6,000	[16]	$13.08	10/1/2024	—		—	—		—
	—	4,000	[17]	$9.44	9/4/2025	—		—	—		—
	—	—		—	—	2,000	[18]	$ 15,360[3]	—		—

(1)	Remaining options vest in three equal annual installments on the anniversary date of grant, commencing August 27, 2016.
(2)	Represents RSUs that vest on March 1, 2020.
(3)	Represents the market value of the awards based on the closing share price of our common stock on December 31, 2015.
(4)	Represents RSUs that vest based on the degree to which the Company achieves a 2017 EBITDA performance goal, subject to additional service-based vesting in two substantially equal installments on March 15, 2018 and 2019.

(5)	Represents RSUs that vest in four substantially equal installments after the anniversary date of the grant, commencing on September 4, 2016.
(6)	Remaining options vest in three equal annual installments on the anniversary date of grant, commencing August 27, 2016.
(7)	2,000 options vested on January 30, 2016 and the remaining options vest in three equal annual installments on the anniversary date of grant, commencing January 30, 2017.
(8)	Remaining options vest in two equal annual installments on the anniversary date of grant, commencing May 23, 2016.
(9)	Remaining options vest in four equal annual installments on the anniversary date of grant, commencing January 2, 2017.
(10)	Represents RSUs granted in connection with our acquisition of PMFG that vest in 25% increments on the second and third anniversary date of the grant, commencing on September 4, 2017, and the remaining RSUs vest on September 4, 2019.
(11)	Remaining options vest on May 21, 2016.
(12)	Remaining options vest on November 15, 2016.
(13)	Remaining options vest in two equal annual installments on the anniversary date of grant, commencing May 22, 2016.
(14)	Remaining options vest in three equal annual installments on the anniversary date of grant, commencing August 27, 2016.
(15)	2,000 options vested on January 30, 2016 and the remaining options vest in three equal annual installments on the anniversary date of grant, commencing January 30, 2017.
(16)	Options vest in four equal annual installments on the anniversary date of grant, commencing October 1, 2016.
(17)	Options vest in four equal annual installments on the anniversary date of grant, commencing September 4, 2016.
(18)	Represents RSUs granted in connection with our acquisition of PMFG that vest in 25% increments on the second and third anniversary date of the grant, commencing on September 4, 2017, and the remaining RSUs vest on September 4, 2019.

Potential Payments Upon Termination, Retirement, or Change of Control

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. The Company has no formal policy regarding severance payments or retirement payments. Upon death or disability of a named executive officer serving as one of our employees, the named executive officer will receive benefits under the disability or life insurance policies maintained for such officer, as appropriate.

If a named executive officer had been terminated for cause, by reason of death or disability, change of control or other on December 31, 2015, they would be entitled to the following amounts based on their currently outstanding stock option and RSU awards and the closing price of our common stock on such date. Please see Compensation Discussion and Analysis above for more information about the stock option and RSU awards, and please see Outstanding Equity Awards at Fiscal 2015 Year-End above for information about such awards actually held by these named executive officers.

Named Executive Officer	For Cause	Death or Disability[1]	Change in Control[2]	Other[3]
Jeffrey Lang	—	$809,273	$809,273	$809,273
Jason DeZwirek	—	$56,648	$56,648	$56,648
Edward J. Prajzner	—	$96,000	$96,000	$96,000
Benton L. Cook	—	$15,360	$15,803	$15,360

(1)	The accelerated vesting of all or part of unvested RSUs is subject to the discretion of the Board in the event of a termination as a result of death or disability. For the purposes of this disclosure we have assumed that all outstanding awards will be accelerated.
(2)	The accelerated vesting of all or part of unvested stock option awards are subject to the discretion of the Board in the event of a change in control. For the purposes of this disclosure we have assumed that all outstanding awards will accelerate. Mr. Lang’s RSU awards will become fully vested in the event of a change of control. The accelerated vesting of all or part of unvested RSU awards for Messrs. DeZwirek, Prajzner and Cook are subject to the discretion of the Board in the event of a change in control and for the purposes of this disclosure we have assumed that all outstanding awards will be accelerated.
(3)	“Other” means termination for any reason other than for cause, by reason of death or disability or as the result of a change in control. The accelerated vesting of all or part of unvested RSUs is subject to the discretion of the Board in the event of an other termination. For the purposes of this disclosure we have assumed that all outstanding awards will be accelerated.

Employment Agreement

During 2015, none of the Company’s named executive officers had an employment agreement with the Company, except for Mr. Lang.

In February 2010, the Compensation Committee approved an Employment Agreement for our Chief Executive Officer, which agreement was extended until February 15, 2018 on September 3, 2015. Mr. Lang’s Employment Agreement provides that he will receive an annual base salary, which was $461,320 from December 1, 2014 until September 3, 2015 and $575,000 since September 3, 2015; payment of relocation expenses of up to $50,000; an annual bonus; and various other benefits generally granted to other executives. Mr. Lang also received an option grant in connection with his hiring to purchase 600,000 shares of stock under the Incentive Plan. Mr. Lang currently holds 340,000 of such options, which are fully vested and have a per-share exercise price of $3.78.

Under his Employment Agreement, Mr. Lang is subject to certain confidentiality covenants for an unlimited amount of time and to non-competition and non-solicitation provisions during his employment and for two years following the termination of his employment, or for one year following the termination of his employment if he is terminated by the Company without cause.

Either the Company or Mr. Lang may terminate his Employment Agreement at any time without cause, although Mr. Lang must give 60 days’ notice of such termination. “Cause” under the Employment Agreement includes, among other items, willful and material breach of the terms of the Employment Agreement by Mr. Lang, conviction of a felony or certain misdemeanors, and his failure to perform his duties as lawfully directed by the Board, subject to a cure period. If the Company terminates Mr. Lang without cause, provided he remains in compliance with his non-compete and confidentiality obligations, he will be entitled to continued base salary and medical benefits for twelve months, plus an annual bonus based upon the percentage of base salary applicable to the annual bonus for the prior fiscal year. If Mr. Lang had been terminated without cause on December 31, 2015, he would have been entitled to $1,017,615 under his employment agreement.

If the Employment Agreement is terminated due to his the death or disability (as defined in the Employment Agreement), Mr. Lang will be entitled to three months continued base salary, subject to continued compliance with his non-compete and confidentiality obligations. If Mr. Lang had been terminated due to his the death or disability on December 31, 2015, he would have been entitled to approximately $143,750 under his employment agreement.

In addition, if there is a Change in Control of the Company (as defined in the Incentive Plan) and Mr. Lang is not offered employment as chief executive officer with a compensation package equal to or better than his base salary and bonus under his Employment Agreement, then Mr. Lang is to resign and be entitled to a lump sum on the date of the Change in Control equal to his annual base salary plus his bonus in an amount equal to the same percentage of his base salary as the bonus, if any, that he received for the most recently ended fiscal year. If Mr. Lang had been terminated due to a change in control on December 31, 2015, he would have been entitled to $1,006,250 under his employment agreement.

Director Compensation for Fiscal Year 2015

The following table provides information on 2015 compensation for each of our directors who are not named executive officers and who served during 2015. The table does not include expenses for attending meetings.

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	All Other Compensation ($)		Total ($)
Arthur Cape	$33,084	$69,630	—		$102,714
Eric Goldberg	$33,084	$69,630	—		$102,714
Lynn J. Lyall[2]	$38,750	—	—		$ 38,750
Claudio A. Mannarino[3]	$15,500	$69,630	—		$ 85,130
Jonathan Pollack	$33,084	$69,630	$345,000	[4]	$447,714
Seth Rudin	$33,084	$69,630	—		$102,714
Donald Wright	$35,584	$69,630	—		$105,014

(1)	Represents the aggregate grant date fair value of RSU awards calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named individuals. Assumptions used in calculating these amounts are included in Note 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The RSU awards are unvested and represent all outstanding RSU awards to our directors. The aggregate number of option awards held by each of our directors, who are not named executive officers and who were serving as directors as of December 31, 2015 are as follows: Mr. Cape – 38,000, Mr. Goldberg – 15,000, Mr. Mannarino – 0, Mr. Pollack – 103,000, Mr. Rudin – 15,000 and Mr. Wright – 44,000.
(2)	Mr. Lyall resigned from the Board in June 2015.
(3)	Mr. Mannarino was appointed to the Board in June 2015.
(4)	Mr. Pollack, through JMP Fam Holdings, received $10,000 per month for consulting fees and received a $225,000 transaction fee in connection with our acquisition of PMFG in September 2015. See “Certain Transactions” above. The amounts in All Other Compensation represent the consulting fees, and do not represent fees received in connection with his service as a director.

Directors who are named executive officers of CECO do not receive any additional compensation for their services as directors, except as described below. During 2015, the non-named executive officer directors received an annual retainer, which is paid quarterly. During 2015, after consultation with Meridian and consideration of the competitive peer group market analysis outlined in the Compensation Discussion and Analysis above, the Compensation Committee approved an increase to such annual retainer from $32,000 to $45,000 per year, effective September 2015. Directors Cape, Goldberg, Pollack and Rudin received annual retainers in the amount of $33,084. Mr. Wright, who serves as chairman of the Compensation Committee, received an annual retainer of $35,584. Mr. Mannarino, who serves as chairman of the Audit Committee, joined the Board in June 2015 and received an annual retainer of $15,500 for his service since joining the Board.

All of the directors – including our Chairman – also received service-based RSUs in 2015 in lieu of meeting fees. The Compensation Committee determined that issuing RSUs in lieu of cash meeting payments would simplify the directors’ compensation while promoting the ownership of stock of the Company. We therefore granted on September 4, 2015 RSUs equal to 7,376 shares of common stock to each of the directors serving at that time, except for Mr. Lang. The RSUs generally vest in four equal annual installments commencing September 4, 2016. We also reimburse or pay the Board members their reasonable travel and out-of-pocket expenses to attend meetings. The RSU grants represent a change in practice from the option grants that were made in prior years. After consulting with Meridian and consideration of the competitive market data described above, the Compensation Committee determined that use of RSUs rather than stock options was more in line with general market practice.

In 2015, the Company, based on Meridian’s recommendation, adopted a formal policy regarding stock ownership and retention by the Company’s directors. Each Board member, including the Chairman, is expected to acquire and hold shares of the Company’s common stock with a value equal to at least three times the annual cash retainer then in effect. Each Board member must satisfy the ownership requirement within the earlier of five years following election to the Board or September 4, 2020.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the recommendation of the Audit Committee, the Board has appointed BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2016. BDO has served as our independent registered public accounting firm since September 2008.

The Audit Committee pre-approves any engagement of BDO and has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm and nominate an independent registered public accounting firm for stockholder approval.

A representative of BDO is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. Although stockholder approval of the selection of BDO is not required by law, the Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If the stockholders fail to ratify the appointment of BDO, the Audit Committee may reconsider the selection.

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for services provided by BDO for the fiscal years ended December 31, 2015 and 2014. We are still in discussions with BDO regarding the final amount of fees to be paid for such services for the year ended December 31, 2015, so the amounts disclosed for that year, which are based on our pre-approved budget for audit fees, are subject to change based on the outcome of those discussions.

	2015	2014
Audit Fees	$1,785,849	$929,504
Audit-Related Fees	$15,750	$156,620
Tax Fees	$24,479	$2,431
All Other Fees	—	—

Total	$1,826,078	$1,080,555

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining BDO’s independence.

Audit Fees

These are fees for professional services for the audits of our annual consolidated financial statements, the review of financial statements included in Quarterly Reports on Form 10-Q, and services that are normally rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These services for 2014 include the review of our 2014 proxy statement and due diligence services related to our acquisitions in 2014. These services for 2015 include the review of our 2015 proxy statement and ancillary due diligence services related an acquisition in 2015.

Tax Fees

These are fees for professional services rendered by BDO with respect to tax compliance and tax planning.

All Other Fees

These are fees for other services rendered by BDO that do not meet the above category descriptions.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for the Company by its auditors prior to their engagement for such services. The Audit Committee has delegated to each of its members the authority to grant pre-approvals, such approvals to be presented to the full Audit Committee at the next scheduled meeting. None of the fees paid to BDO under the categories Audit-Related Fees and Tax Fees were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established by the SEC.

This proposal requires a favorable vote of the majority of shares represented at the Annual Meeting for approval.

The Board recommends a vote “FOR” the ratification of the appointment of BDO USA, LLP as independent registered public accounting firm of CECO for fiscal year 2016.

PROPOSAL 3

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are including in this proxy statement a separate resolution to enable our stockholders to approve, on a discretionary and non-binding basis, the compensation of our named executive officers. Consistent with our stockholders’ preference as indicated at our 2013 annual meeting, our stockholders are given an opportunity for advisory approval of the Company’s executive compensation on an annual basis. Therefore, we expect that our stockholders will next have the opportunity to vote on the advisory approval of the Company’s executive compensation at the 2017 annual meeting.

This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, you may vote on the following resolution at the Annual Meeting:

“RESOLVED, that Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in CECO Environmental Corp.’s proxy statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the compensation tables and narrative disclosure.”

This vote is advisory, and therefore non-binding. In considering their vote, stockholders are encouraged to read the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis, which discusses the Company’s compensation policies and procedures, and the compensation for the Company’s named executive officers for the fiscal year ending December 31, 2015. The Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Our compensation programs are designed to motivate our executives to create a successful company. We believe that our compensation program rewards sustained performance that is aligned with long-term stockholder interests.

This proposal requires a favorable vote of the majority of shares represented at the Annual Meeting for advisory approval.

The Board recommends that stockholders vote, “FOR” the approval, on an advisory basis, of the Company’s named executive officer compensation described in the compensation tables and the narrative discussion of this proxy statement.

ADDITIONAL INFORMATION

Other Matters

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than the proposals set forth in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote the shares they represent as the Board may recommend.

A copy of our proxy materials for the Annual Meeting will be sent to any stockholder without charge upon written or oral request addressed to CECO Environmental Corp., to the attention of the Secretary, 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227 or by phone at (513) 458-2600. Any stockholder may also receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the SEC, without exhibits, upon written request to the address above.

Stockholder Proposals for 2017 Annual Meeting

Stockholders who wish to submit director nominees for consideration or who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their nominees or proposals so that they are received by the Secretary of the Company at 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227, no later than the close of business on December 1, 2016. As the rules of the SEC make clear, simply submitting a nominee or proposal does not guarantee that it will be included. Any stockholder proposal not intended to be included in the proxy statement for consideration at our 2017 annual meeting will be considered untimely unless received by the Secretary of the Company no later than February 15, 2017.

Method of Proxy Solicitation

The cost of solicitation of the proxies will be borne by us. In addition to this solicitation of the proxies, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction regarding the proxy materials.

By Order of the Board of Directors

/s/ Jason DeZwirek
Jason DeZwirek
Chairman of the Board of Directors

April 1, 2016

ANNUAL MEETING OF STOCKHOLDERS OF

CECO ENVIRONMENTAL CORP.

May 12, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to Be Held on May 12, 2016

Our Annual Report to Stockholders and the Proxy Statement

are available at www.cecoenviro.com/investors.aspx

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i   Please detach along perforated line and mail in the envelope provided.  i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,

“FOR” PROPOSAL NO. 2 AND “FOR” PROPOSAL NO. 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. ☐ ☐ ☐	Election of Directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Jason DeZwirek ¡ Eric M. Goldberg ¡ Jeffrey Lang ¡ Claudio A. Mannarino ¡ Jonathan Pollack ¡ Seth Rudin ¡ Valerie Gentile Sachs ¡ Dennis Sadlowski ¡ Donald A. Wright		2. To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for fiscal year 2016.	☐	☐	☐
				3. To approve, on an advisory basis, the Company’s named executive officer compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4. To transact such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED HEREIN FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

CECO ENVIRONMENTAL CORP.

4625 Red Bank Road, Suite 200

Cincinnati, Ohio 45227

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jonathan Pollack and Jason DeZwirek, and each of them individually (each with full power to act alone), as proxy or proxies of the undersigned, with full power of substitution, and hereby authorizes each of them, to represent and vote, as designated on the reverse, all shares of Common Stock of CECO Environmental Corp. (the “Company”) held of record by the undersigned on March 21, 2016 at the Annual Meeting of Stockholders to be held at 14651 N. Dallas Pkwy. Suite 118, Dallas, TX 75254 on May 12, 2016 at 8:00 a.m. CDT, 9:00 a.m. EDT, or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting.

The Board recommends a vote FOR the director nominees and FOR Proposals 2 and 3. If any other business is properly presented at the Annual Meeting, this proxy shall be voted in accordance with the judgment of the proxy holder(s).

(Continued and to be signed on the reverse side)